EXHIBIT 10.16
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 406

PURCHASE AGREEMENT COM0188-10
between
EMBRAER — EMPRESA BRASILEIRA
DE AERONÁUTICA S.A.
and
AIR LEASE CORPORATION

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ATTACHMENTS

“A” -	AIRCRAFT CONFIGURATION
Exhibit 1 to Attachment A ([*])
Exhibit 2 to Attachment A ([*])

“B” -	FERRY FLIGHT ASSISTANCE AND PRODUCT SUPPORT PACKAGE
Exhibit 1 to Attachment B (LIST OF TECHNICAL PUBLICATIONS)
Exhibit 2 to Attachment B (SPECIAL INSURANCE CLAUSES)

“C” -	WARRANTY CERTIFICATE — MATERIAL AND WORKMANSHIP

“D” -	[*]

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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PURCHASE AGREEMENT COM0188-10
THIS AGREEMENT IS ENTERED INTO THIS 5th DAY OF OCTOBER 2010, BY AND BETWEEN EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A. AND AIR LEASE CORPORATION, FOR THE PURCHASE AND SALE OF EMBRAER AIRCRAFT.
THE SALE COVERED BY THIS AGREEMENT SHALL BE GOVERNED SOLELY BY THE TERMS AND CONDITIONS HEREIN SET FORTH, AS WELL AS BY THE PROVISIONS SET FORTH IN THE ATTACHMENTS HERETO.
THIS AGREEMENT SHALL NOT BE EFFECTIVE UNLESS AND UNTIL IT IS SIGNED BY AN AUTHORIZED OFFICER OF AIR LEASE CORPORATION AND EXECUTED BY TWO AUTHORIZED OFFICERS OF EMBRAER — EMPRESA BRASILEIRA DE AERONÁUTICA S.A.
1. INTERPRETATION
1.1. Definitions
For the purpose of this Agreement, the following definitions are hereby adopted by the Parties:
1.1.1. “Actual Delivery Date”: shall mean, with respect to each Aircraft, the date on which Buyer obtains title to that Aircraft in accordance with Article 7.
1.1.2. “AD’s”: shall mean effective Airworthiness Directives issued by either the ANAC or the Airworthiness Authority, in connection with and with respect to the Aircraft.
1.1.3. “Agreement” or “Purchase Agreement”: shall mean this purchase agreement.
1.1.4. “Aircraft”: shall mean the EMBRAER 190 LR (certification designation: ERJ 190-100 LR) aircraft manufactured by Embraer according to Attachment “A”, for sale to Buyer pursuant to this Agreement, equipped with two engines identified therein (or, where there is more than one of such aircraft, each of such aircraft).
1.1.5. “Aircraft Basic Price”: shall mean the Aircraft price, as defined in Article 3.1.
1.1.6. “Aircraft Purchase Price”: shall mean the Aircraft price, effective on the relevant Aircraft Contractual Delivery Date, resulting from the application of the [*] as set forth in Article 3.3.
1.1.7. “Airworthiness Authority”: shall mean the aviation authority as defined in Article 6.

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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1.1.8. “ANAC”: shall mean the Brazilian civil aviation authority — Agência Nacional de Aviação Civil.
1.1.9. “Business Day(s)”: shall mean a day on which banks are open for business in São José dos Campos, São Paulo in Brazil, and New York in the United States.
1.1.10. “Buyer”: shall mean AIR LEASE CORPORATION, a company organized and existing under the laws of the United States with its principal place of business at 2000 Avenue of the Stars, Suite 600N, Los Angeles, CA 90067.
1.1.11. “Buyer’s Customer” Buyer’s Customer shall mean any lessee of an undelivered Aircraft identified in accordance with Article 6.
1.1.12. “Contractual Delivery Date”: shall mean the delivery date referred to in Article 5.
1.1.13. “Day(s)”: shall mean calendar days.
1.1.14. “Embraer”: shall mean Embraer — Empresa Brasileira de Aeronáutica S.A., a Brazilian corporation organized and existing under the laws of Brazil with its principal place of business at Av. Brigadeiro Faria Lima, 2170, São José dos Campos, SP, Brazil.
1.1.15. [*]
1.1.16. “FAF”: shall mean delivery of an Aircraft in fly-away-factory condition, flying from the place designated in Article 5 and cleared for export by Embraer.
1.1.17. “Initial Deposit”: shall mean the aggregate initial deposit referred to in Article 4.1.1.
1.1.18. “LIBOR”: for purposes of calculating any rate under this Agreement for any period for which the same is to be established, shall mean a rate per annum equal to the US$ Six-Month LIBOR published or reported by the Telerate Channel (equal to the US$ interest rate for a period of Six-months displayed on page LIBOR 01 of the Reuters screen or any successor or substitute page of such screen, providing rate quotations comparable to those currently provided on such page of such screen) at 11:00 a.m. London time, in the London interbank market on the first day of such period (or if such date is not a London business day, the immediately preceding London business day) and in an amount comparable to the amount for which such rate is to be established. For purposes of this definition, ”London business day” means any day excluding Saturday, Sunday and any day on which commercial banks in London, England are authorized or required by law to remain closed.
1.1.19. “Major Changes”: shall mean the changes to the design of the Aircraft, as defined in Article 11.2.2.

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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1.1.20. “Mandatory Service Bulletins”: shall mean the mandatory service bulletins applicable to the Aircraft, which are issued by Embraer to implement the AD’s referred to under Article 11.4.
1.1.21. “Minor Changes”: shall mean the changes to the design of the Aircraft defined as per the terms and conditions of Article 11.2.1.
1.1.22. “Option Aircraft” shall be the additional EMBRAER 190 LR aircraft that Buyer shall have the option to purchase as per the terms of Article 21.
1.1.23. “Parties”: shall mean Embraer and Buyer.
1.1.24. “Product Support Package”: shall mean the products and Services to be provided by Embraer as per Article 13.
1.1.25. “Scheduled Inspection Date”: shall mean the date on which a certain Aircraft hereunder is available for inspection and acceptance by and subsequent delivery to Buyer, as per the terms and conditions of Article 7.1.
1.1.26. “Services”: shall mean the familiarization and on-site support for the Aircraft, part of the Product Support Package, as specified in Article 2.3 of Attachment “B”.
1.1.27. “Technical Publications”: shall mean the technical documentation pertaining and related to the Aircraft, as identified in Article 2.2 and listed in Exhibit 1, both to Attachment “B”.
1.1.28. “USD” or “US$”: shall mean the legal currency of the United States of America.
1.1.29. “Vendor”: shall mean third party suppliers of equipment, parts, tools, ground support and test equipment to Embraer to use on or in connection with the Aircraft.
1.1.30. “Working Day(s)”: shall mean a day, other than Saturday, Sunday or holiday, on which Embraer in São José dos Campos, SP, Brazil is open for business.
1.2 Construction
In this Agreement unless otherwise expressly provided:
1.2.1 words importing the plural shall include the singular and vice versa,
1.2.2 a reference to an Article, Attachment or Exhibit is a reference to an Article, Attachment or Exhibit to this Agreement, and
1.2.3 the headings in this Agreement are to be ignored in construing this Agreement.

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2. SUBJECT
Subject to the terms and conditions of this Agreement:
2.1 Embraer shall sell and deliver and Buyer shall purchase and take delivery of fifteen (15) Aircraft;
2.2 Embraer shall provide to Buyer the Services and the Technical Publications as described in Attachment “B” to this Agreement; and
2.3 Buyer shall have the option to purchase up to five (5) Option Aircraft, in accordance with Article 21.
3. PRICE
3.1 The Aircraft Basic Price of each Aircraft is USD [*].
3.2 The Services and Technical Publications are to be provided [*] to Buyer in accordance with Attachment B. Additional technical publications as well as other services shall be billed to Buyer in accordance with Embraer’s rates prevailing at the time Buyer places a purchase order for such additional technical publications or other services.
3.3 The Aircraft Basic Price shall be [*]. Such price [*] shall be the Aircraft Purchase Price and it will be provided by Embraer to Buyer [*] prior to each Aircraft Contractual Delivery Date.
4. PAYMENT
4.1 To secure the Aircraft delivery positions set forth in Article 5 and to ensure delivery of Aircraft in accordance with the delivery schedule set forth in Article 5, Buyer shall pay Embraer for each Aircraft the amounts set forth in Article 3 in accordance with the terms and conditions contained in this Article 4. The Parties acknowledge that each of the Aircraft and the corresponding delivery positions have been reserved for purchase by Buyer and such Aircraft have been removed from the market. The amounts specified in Article 3 shall be paid by Buyer by wire transfer in immediately available USD funds, to a bank account to be timely informed by Embraer.
The Aircraft Purchase Price for each Aircraft shall be paid by Buyer, as follows:
4.1.1 [*]
4.1.2 [*]
4.1.3 [*]

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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4.1.4 [*].
4.1.5 [*].
4.1.6 The balance of each Aircraft Purchase Price shall become due and payable upon acceptance of each relevant Aircraft by Buyer.
4.2 In the event of Buyer failing to pay any amount payable as set forth in [*] hereunder on the relevant due date, Buyer shall pay to Embraer immediately upon demand made from time to time interest on such amount, or any part thereof, not paid from the date on which the same was due and payable until the date on which the same is paid in full at the [*]. For the payments referred to under [*] shall be calculated [*]. Without prejudice to Embraer’s rights set forth in [*], interest accrued will be invoiced by Embraer on a monthly basis, beginning one month after the date on which payments should have been made, and payment thereof shall be made by Buyer in accordance with the instructions contained therein.
4.3 Without prejudice to the payment of interest on late payments set forth above, should Buyer fail to make any payment on or before the due date and if such failure shall not have been cured [*], Embraer shall have the right to [*]. Notwithstanding the foregoing, Embraer shall have the right to [*].
4.4 Net payments: all payments to be made by Buyer under this Agreement shall be made without set off or withholding whatsoever. If Buyer is obliged by law to make any deduction or withholding from any such payment, the amount due from Buyer in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Embraer receives a net amount equal to the amount Embraer would have received had no such deduction or withholding been required to be made.
4.5 Payment Date: unless otherwise agreed by the Parties in writing, payment of the amounts referred in [*], shall be made by Buyer on or before the [*] each of such payments is due.
4.6 Non-refundable payments: except as expressly determined otherwise in this Agreement, all payments made by Buyer to Embraer hereunder shall be non-refundable.

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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5. DELIVERY
Subject to payment in accordance with Article 4 and the provisions of Articles 7 and 9, Embraer shall offer the Aircraft to Buyer for inspection, acceptance and subsequent delivery in FAF condition, at Embraer premises in São José dos Campos, State of São Paulo, Brazil, on a date within the month indicated in the schedule below:

Aircraft	Contractual Delivery Date	Aircraft	Contractual Delivery Date
01	[*] 2011	09	[*]
02	[*]	10	[*]
03	[*]	11	[*]
04	[*]	12	[*]
05	[*]	13	[*]
06	[*]	14	[*]
07	[*]	15	[*] 2013
08	[*]
Except as otherwise expressly provided differently elsewhere in this Agreement, the date indicated in the schedule above shall be deemed to be the last day of the month set forth in Article 5.
6. CERTIFICATION
6.1 The Embraer 190 aircraft is type certified pursuant to:
(i) EASA airworthiness requirement JAR 25 Change 15.
(ii) ANAC airworthiness requirement RBHA 25 (Airworthiness Standards — Transport Category Airplanes), corresponding to U.S. FAR part 25, including amendments 25-1 through to 25-117, except section 25.981(c) of Amendment 25-102, Amendment 25-106, Section 25.735(h) of Amendment 25-107, Amendment 111, Amendment 115 and Amendment 116.
(iii) FAA airworthiness requirement FAR 25 — Airworthiness Standards Transport Category Airplanes, including amendments 25-1 through to 25-117, except section 25.981(c) of Amendment 25-102, Amendment 25-106, Section 25.735(h) of Amendment 25-107, Amendment 111, Amendment 115 and Amendment 116.

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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6.2 Upon the timely request by Buyer, Embraer shall provide the validation of the type certification issued by either ANAC, FAA or EASA as applicable, in [*] in which Buyer intends to place the Aircraft on lease (the “New Jurisdiction”). For the purpose of such validation, Embraer shall supply the local airworthiness authority (the “Airworthiness Authority”) the information regarding the EMBRAER 190 aircraft and the ANAC/FAA/EASA type-certification (as applicable) in the form and content then available to Embraer. Buyer shall bear all costs and expenses charged by the Airworthiness Authority regarding the validation of the type certification chosen by Buyer as well as [*].
6.3 The Aircraft shall be manufactured by Embraer in compliance with ANAC/FAA/ EASA type certification (as applicable) and the operational requirements of the Airworthiness Authority, except for the items that are [*].
6.4 Embraer shall deliver the Aircraft to Buyer with an export certificate of airworthiness issued by the ANAC complying with the type certificate. The condition of the Aircraft at delivery and the documentation delivered with the Aircraft, including the above mentioned export certificate of airworthiness, shall enable Buyer to obtain a certificate of airworthiness from the Airworthiness Authority. Subject to the above, it shall be Buyer’s responsibility to obtain such certificate of airworthiness for and the registration of the Aircraft in the country(ies) where Buyer intends to register the relevant Aircraft, at Buyer’s sole expense.
6.5 Unless Buyer notifies Embraer otherwise in a timely manner, Embraer shall manufacture the Aircraft in accordance with the type certification issued by [*].
7. ACCEPTANCE AND TRANSFER OF OWNERSHIP
7.1 Unless Buyer is notified otherwise, the Aircraft shall be delivered in accordance with the provisions and schedules specified in Article 5. Embraer shall give Buyer [*] advance notice by e-mail or facsimile of the date on which Embraer considers that each Aircraft will be ready for inspection, acceptance and subsequent delivery. The final notification shall be issued by Embraer to Buyer with no less than [*] prior to the date that the Aircraft will be made available for Buyer’s inspection, which date shall be defined as the “Scheduled Inspection Date”, on which date Buyer shall promptly start inspecting such Aircraft.

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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7.2 Buyer shall be allowed a reasonable period of time but in no event greater than [*] to inspect and conduct an acceptance flight of each Aircraft prior to its delivery. Embraer will [*].
7.3 If Buyer finds an Aircraft acceptable, Buyer shall promptly execute and deliver a certificate of acceptance of such Aircraft and pay any and all amounts then due and payable pursuant to this Agreement, including but not limited to all amounts referred to in Articles 4.1, 4.2, 7.8 and 8 as applicable. Simultaneously with receipt of the certificate of acceptance and the payments then due and payable, Embraer shall issue a warranty bill of sale, thus effecting transfer of title and risk in and to the Aircraft to Buyer, free and clear of any liens and encumbrances, at which time Buyer shall promptly remove the Aircraft from the facilities of Embraer.
7.4 Buyer may decline to accept an Aircraft which does not materially comply with the specification set forth in Attachment “A” or is not in an airworthy condition.
7.5 If Buyer declines to accept an Aircraft, Buyer shall give Embraer written notice of all specific reasons for such refusal within [*] period permitted above and Embraer shall have [*] to take all necessary actions in order to correct such defect and resubmit the Aircraft to Buyer for re-inspection.
7.6 Buyer shall be allowed [*] to re-inspect the Aircraft, starting immediately upon receipt of notice from Embraer that all necessary actions were taken. The period required for inspection as well as the one mentioned in Article 7.5 shall not be considered as part of the [*]. In the event Buyer declines to accept an Aircraft after this procedure is carried out [*].
7.7 Should Buyer fail to perform the acceptance and transfer of title to the Aircraft or to give Embraer written notice of specific reasons for refusal, within the periods provided for and in accordance with this Article 7, Embraer shall [*] shall only become effective if such default of Buyer has not been cured [*].
7.8 Notwithstanding the provisions of Article 7.7 and in addition to Embraer’s rights pursuant to Article 20.3 should Buyer fail to perform the acceptance and transfer of title to the Aircraft when required pursuant to Articles 7.2, 7.3, 7.5 and 7.6, as applicable, interest will accrue at the [*]. Without prejudice to Embraer’s rights set forth in Article 7.7, interest accrued will be invoiced by Embraer on a monthly basis, beginning one month after the date on which the Aircraft acceptance or transfer of title should have been performed, and payment thereof shall be made by Buyer in accordance with the instructions contained therein.

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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8. STORAGE CHARGE
8.1 A storage charge equal to USD [*] per Day shall be charged by Embraer to Buyer commencing on:
8.1.1 Buyer’s failure to perform inspection or re-inspection of an Aircraft when required hereunder, per the date or time period specified in writing by Embraer, according to Articles 5 and/or 7, as applicable, from the date [*] after the date Buyer was required to start such inspection or re-inspection; or
8.1.2 Buyer’s acceptance of an Aircraft when Buyer defaults in the fulfillment of any payment due and in taking title to such Aircraft immediately thereafter; or
8.1.3 Buyer’s failure to remove an Aircraft from Embraer’s facilities after title transfer has occurred.
8.2 If however, Buyer notifies Embraer in writing [*] in advance of its expected delay in the performance of its obligations set forth in Articles 8.1.1, 8.1.2 and 8.1.3 above, the storage charge shall commence on the [*] after the occurrence of the events set forth in Articles 8.1.1, 8.1.2 or 8.1.3 above, as applicable.
8.3 In the event that an Aircraft Contractual Delivery Date must be extended by Embraer from that which is designated in Article 5, due to Buyer’s failure to perform any action or provide any information contemplated by this Agreement other than the ones specified in the preceding paragraphs, the storage charge shall commence on the [*] after the Contractual Delivery Date relative to such Aircraft.
8.4 Buyer shall pay the storage charge as set forth in Articles 8.1. or 8.3., as applicable, in USD, per each month of delay or prorated for any part thereof, within [*] after the presentation of each invoice by Embraer.
9. DELAYS IN DELIVERY
9.1 Excusable Delays:
9.1.1 Embraer shall not be held liable or be found in default for any delays in the delivery of an Aircraft beyond the Contractual Delivery Date or in the performance of any act to be performed by Embraer under this Agreement, resulting from, but not restricted to, the following events or occurrences (hereinafter referred to as “Excusable Delays”): [*].

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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9.1.2 [*] after the occurrence of any of the above mentioned events which constitute causes of Excusable Delays in the delivery of an Aircraft beyond the Contractual Delivery Date or in the performance of any act or obligation to be performed by Embraer under this Agreement, Embraer undertakes to send a written notice to Buyer including a description of the details involved and an estimate of the effects expected upon the timing of the performance of its contractual obligations.
9.1.3 Any such delays shall extend the time for delivery of an Aircraft or performance of any act or obligation to be performed by Embraer under this Agreement, by the same number of Days required for the cause of delay to be remedied, subject to the limit indicated in Article 9.1.4. Embraer undertakes to use commercially reasonable efforts whenever possible to avoid or remove any such cause of delay in the delivery of an Aircraft or performance of any act or obligation to be performed by Embraer under this Agreement.
9.1.4 If the cause of such Excusable Delay is such as to last longer than [*] or to render the performance of this Agreement impossible, as a whole or with respect of one or more specific undelivered Aircraft, then the Parties shall attempt to renegotiate the terms of this Agreement accordingly, at any time but in no event later than [*]. In the event that the Parties fail to agree on such terms, [*].
9.1.5 If, however, the cause of such Excusable Delay is attributable to Buyer in accordance with [*] shall be deemed to limit Embraer’s rights to terminate in accordance with Article 20.
9.2 Non-Excusable Delays:
9.2.1 If the delivery of an Aircraft is delayed, and such delay does not constitute an Excusable Delay (hereinafter referred to as “Non-Excusable Delays”), by more than [*] and subsequent delivery to Buyer by means of written confirmation of the successful completion of ground and flight tests performed by Embraer, to be provided as per Article 7.1 which shall be deemed to be the Scheduled Inspection Date, it being understood that [*].

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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9.2.2 Upon the occurrence of any event which constitutes a Non-Excusable Delay in the delivery of an Aircraft, Embraer undertakes to send a written notice to Buyer, within a reasonable period of time, including a description of the delays and an estimate of the effects expected upon the delivery of the Aircraft.
9.2.3 It is agreed between the Parties that if, with respect to a delayed Aircraft, Embraer [*], Buyer shall be deemed to [*].
9.3 Delay Due to Loss or Structural Damage of the Aircraft
If, before delivery thereof an Aircraft is lost, destroyed or, in the reasonable opinion of Embraer, is damaged beyond economic repair (“Total Loss”), then Embraer will notify Buyer to this effect as soon as reasonably possible. Embraer will specify in its notice, or as soon after the notice as possible, the earliest date that an aircraft to replace the Aircraft may be delivered to Buyer and, unless Buyer [*], such date shall be deemed to be the revised Contractual Delivery Date for the replacement aircraft [*] the Parties shall execute an amendment to this Agreement recording the variation in the Contractual Delivery Date.
If this Agreement terminates in relation to an Aircraft in accordance with this Article 9.3, such termination shall discharge the Parties from all obligations and liabilities of the Parties hereunder with respect to such Aircraft and related Services [*].
10. DELIVERY INSPECTION
10.1 [*]

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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10.2 In order to perform the delivery inspection and acceptance of each Aircraft in accordance with Article 7, Buyer may send [*] authorized representatives (the “Authorized Representatives”) to the facilities of Embraer. Buyer shall communicate to Embraer the names of its Authorized Representatives, by means of written notice, at least [*] Days prior to each relevant Aircraft Contractual Delivery Date specified in Article 5.
10.3 Such Authorized Representatives, or other representatives indicated by Buyer, shall be authorized and duly empowered to sign the acceptance and transfer of title and risk documents and accept delivery of the Aircraft pursuant to Article 7.
10.4 For the purposes subject hereof, Embraer shall provide communication facilities (telephone, facsimile and internet connection) and dedicated office for [*], as well as the necessary tools, measuring devices, test equipment and technical assistance as may be necessary to perform acceptance tests. Embraer shall also make available to [*].
10.5 [*] shall observe Embraer’s administrative rules and instructions while at Embraer’s facilities.
10.6 [*] shall be allowed exclusively in those areas related to the subject matter hereof. Buyer agrees to hold harmless Embraer from and against all and any kind of liabilities in respect to such representatives, for whom Buyer is solely and fully responsible under all circumstances and in any instance, except to the extent they arise from the gross negligence or willful misconduct of Embraer, its officers, employees and agents.
11. CHANGES
11.1 Each Aircraft will comply with the standards defined in Attachment “A” hereto and shall incorporate all modifications which are classified as AD’s mandatory by ANAC or the Airworthiness Authority (including FAA or EASA AD’s formally adopted by the Airworthiness Authority, as may be applicable) as provided in Article 11.4, or those agreed upon by Buyer and Embraer in accordance with this Article.

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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11.2 The Parties hereby agree that changes can be made by Embraer in the design of the Aircraft, the definition of which and its respective classification shall be in compliance to the Aircraft type specification, as follows:
11.2.1 Minor Changes: defined as those modifications which shall not adversely affect the Aircraft in any of the following characteristics:
[*]
11.2.2 Major Changes: defined as those modifications which affect at least one of the topics mentioned in Article 11.2.1.
11.3 Embraer shall have the right, but not the obligation, to incorporate Minor Changes in the Aircraft still in the production line at its own cost, without the prior consent of Buyer.
11.4 Embraer shall convey those Major Changes that are classified as AD’s by means of service bulletins approved by the Airworthiness Authority and/or ANAC, as appropriate. Service bulletins that implement such AD’s shall be referred to as Mandatory Service Bulletins. Embraer shall incorporate Mandatory Service Bulletins as follows:
11.4.1 Compliance required before Contractual Delivery Date: Embraer shall incorporate Mandatory Service Bulletins in undelivered Aircraft at Embraer’s expense in a reasonable period of time if the compliance time for such Mandatory Service Bulletins is before Contractual Delivery Date of an Aircraft. Embraer shall not be liable for any delays resulting from incorporation of Mandatory Service Bulletins when the Aircraft has already passed the specific production stage affected by the incorporation of said change but Embraer shall use its commercially reasonable efforts to incorporate such changes prior the Actual Delivery Date and to minimize any delays in delivery.
11.4.2 Compliance required after Contractual Delivery Date: During the applicable Aircraft warranty coverage periods as specified in the Aircraft Warranty Certificate subject of Attachment “C”, Embraer shall [*]. Embraer shall not be liable for any down-time of delivered Aircraft that may be necessary for the incorporation of any changes. When flight safety is affected, such changes shall be immediately incorporated. If warranty coverage is not available or applicable pursuant to Attachment “C”, the provisions of Article 11.5 shall apply.

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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11.5 Except for the Major Changes referred to in Article 11.4, any other Major Changes such as (i) any change developed by Embraer as product improvement, (ii) any change required by Buyer in relation to the Aircraft configuration, (iii) any change in the certification regulations presented in the Technical Description, which are required by the Airworthiness Authority as a consequence of alterations, amendments and/or innovations of these applicable regulations or (iv) any change due to alterations, amendments and/or innovations of legal requirements by other authorities (including without limitation environmental authorities) that have the effect of rendering Aircraft parts obsolete, shall be considered as optional and Embraer shall submit to Buyer a Proposal of Major Change (“PMC”) describing the impacts of such change. Should Buyer not approve such PMC, the change shall not be incorporated in the Aircraft.
11.6 Any Major Change to the Aircraft, made in accordance with the foregoing paragraphs, which affect the provisions of Attachment “A” hereto, shall be incorporated in said Attachment by means of an amendment.
11.7 Except as far as it relates to AD’s mandatory by ANAC or the Airworthiness Authority and Minor Changes, the Aircraft shall, on the Scheduled Inspection Date, comply with the terms and conditions of Attachment “A” as from time to time amended pursuant to Article 11.6. Determination of such compliance shall be made by Buyer pursuant to Article 7.
12. WARRANTY
Warranty: the materials and workmanship relative to the Aircraft subject of this Agreement, will be warranted in accordance with the terms and conditions specified in Attachment “C”.
13. PRODUCT SUPPORT PACKAGE
Embraer shall supply to Buyer the Product Support Package described in Article 2 of Attachment “B” hereto, which includes Embraer’s spare parts policy, the Technical Publications and the Services.
14. ASSIGNMENT
14.1 Assignment of rights and obligations: Buyer may not assign, novate or transfer any of its rights or obligations hereunder without the prior written consent of Embraer; provided that Buyer may immediately before delivery assign its rights, but not its obligations, to [*].

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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14.2 Assignment of warranties: if Buyer wishes to transfer or assign to a Buyer’s Customer the warranty identified in Article 12 and the rights of Buyer’s Customers pursuant to Attachment “B” in connection with leasing of any Aircraft to such Buyer’s Customer, Buyer shall obtain the prior written consent of Embraer, which shall [*].
14.3 Notwithstanding the above, this Agreement, as well as the warranty and guarantees, shall not be assigned to any of Embraer’s competitors, any person or entity which the Parties are legally restricted to enter in to an agreement, to a debarred person or entity under applicable law or in case such assignment would infringe US export control regulations or any other applicable law.
15. RESTRICTIONS AND PATENT INDEMNITY
15.1 Claims against Buyer. Subject to the limitations and conditions set forth herein, including, without limitation Article 15.2, Embraer shall indemnify Buyer with respect to all claims, lawsuits, and liabilities based upon or arising from any suit, action, proceeding, or allegation that:
(a) Any product or service purchased from or supplied by Embraer hereunder or any portion thereof (collectively, for the purposes of this Article 15, “Item”) and/or the use or operation thereof constitutes an alleged or actual infringement of any granted or registered United States or foreign patent (“Patent Claim”), provided that from the time of design of such Item and until such Patent Claim is resolved, each of the [*], or
(b) Aircraft software and accompanying documentation and manuals (collectively, for purposes of this Article 15, “Software”), or any part of such Aircraft Software furnished by Embraer, constitutes an alleged or actual infringement of any United States or foreign copyright rights or misappropriates any third party trade secret right under U.S. law or other foreign law (“Copyright Claim”), provided that from the time of design of such Software and until such Copyright Claim is resolved, each of [*].
15.1.1 Embraer’s indemnification provided in this Article 15 shall not apply to Buyer furnished or installed equipment, Items or Software not installed, used or maintained in accordance with all instructions and procedures of Embraer (as may be modified by Embraer from time-to-time), any Buyer-furnished or requested designs or any Buyer modification of any Item or Software.
15.2 Limitations and Conditions. Buyer shall give prompt written notice to Embraer of the receipt of a notice of a suit or action against Buyer alleging a Patent Claim or Copyright Claim covered by this Article 15 or of a written notice alleging a Patent Claim or Copyright Claim covered by this Article 15, whichever occurs earlier. Failure to notify Embraer [*].

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Purchase Agreement COM0188-10 — Final Version	Page 18 of 27

At all times, Embraer shall have the right, at its option and expense, to negotiate with any party alleging a Patent Claim or Copyright Claim, assume or control the defense to any allegation of a Patent Claim or Copyright Claim, including without limitation, the right to bring a declaratory judgment or similar action, intervene in any action involving a Patent Claim or Copyright Claim, and/or attempt to resolve a Patent Claim or Copyright Claim by replacing or modifying an Item or Software.
Buyer shall promptly furnish to Embraer all information, documents, records, and assistance within Buyer’s possession, custody or control as requested by Embraer that Embraer considers potentially relevant or material to any allegation covered by this Article 15. Buyer shall co-operate with Embraer and shall, upon Embraer’s reasonable request and at Embraer’s expense, arrange for the attendance of representatives of Buyer at depositions, hearings, trials, and the like, and assist in effecting settlements, securing and giving evidence, obtaining the attendance of witnesses and in the conduct of any suits or actions covered by this Article 15.
Buyer shall obtain Embraer’s written approval prior to paying, agreeing to pay, assuming any obligation or making any material concession relative to any Patent Claim or Copyright Claim.
Embraer shall assume and pay any and all judgments and all costs assessed against Buyer in a final non-appeallable judgment of any suit or action, and Embraer will make all payments in settlement imposed upon or incurred by Buyer with Embraer’s prior approval, and Embraer shall also reimburse Buyer for all reasonable expenses (excluding, expressly, internal legal fees and internal technical and engineering fees) incurred by Buyer as a result of such suit or action. If in a final non-appeallable judgment, Embraer is considered not liable for the alleged infringement due to the situations described in Article 15.1.1 above, Buyer shall reimburse Embraer for any and all costs and expenses incurred by Embraer as a result of such suit or action (excluding, expressly, internal legal fees and internal technical and engineering fees).
EMBRAER SHALL HAVE NO OBLIGATION OR LIABILITY UNDER THIS ARTICLE 15 FOR ANY LOSS OF USE, REVENUE OR PROFIT, OR FOR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES. THE OBLIGATIONS AND REMEDIES OF BUYER SET FORTH IN THIS ARTICLE 15 ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER INDEMNITIES, OBLIGATIONS AND LIABILITES OF EMBRAER AND ALL OTHER RIGHTS, CLAIMS AND REMEDIES OF BUYER AGAINST EMBRAER, EITHER EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT BY ANY PRODUCT OR SERVICE PROVIDED UNDER THIS AGREEMENT.
16. MARKETING PROMOTIONAL RIGHTS
Embraer shall have the right to show for marketing purposes, free of any charge, the image of Buyer’s Aircraft, painted with Buyer’s colors and emblems, affixed in photographs, drawings, films, slides, audiovisual works, models or any other medium of expression (pictorial, graphic, and sculptural works), through all mass communications media such as billboards, magazines, newspaper, television, movie, theaters, as well as in posters, catalogues, models and all other kinds of promotional material. In the event such Aircraft is sold to or operated by or for

Purchase Agreement COM0188-10 — Final Version	Page 19 of 27

another company or person, Embraer shall be entitled to disclose such fact, as well as to continue to show the image of the Aircraft, free of any charge, for marketing purposes, either with the original or the new colors and emblems [*]. The provisions of this Article shall be included in all future sales or lease agreements concerning the Aircraft.
17. TAXES
Embraer shall pay all taxes, imposts, fees, withholding taxes, stamp taxes, documentary taxes and any other similar or dissimilar taxes, as well as any duties resulting from the sale subject of this Agreement, as may be imposed under Brazilian law. All other taxes, imposts, fees, withholding taxes, stamp taxes, documentary taxes and any other similar or dissimilar taxes, as well as any duties as may be imposed on the transactions subject of this Agreement, shall be borne by Buyer.
18. APPLICABLE LAW
This Agreement shall in all respects be governed by the laws of the State of New York, including all matters of construction, validity and performance, without giving effect to principles of conflicts of laws other than section 5-1401 and 5-1402 of the New York General Obligations law.
19. JURISDICTION
Each party hereto hereby irrevocably agrees, accepts and submits to, for itself and in respect of any of its property, generally and unconditionally, the non-exclusive jurisdiction of the courts of the State of New York in the City and County of New York and of the United States for the Southern District of New York, in connection with any legal action, suit or proceeding with respect to any matter relating to or arising out of or in connection with this Agreement or any other operative agreement and fully waives any objection to the venue of such courts. Furthermore to the fullest extent permitted by applicable law, each Party hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit action or proceeding any claim that it is not personally subject to the jurisdiction of the above named courts, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.
EACH PARTY HERETO HEREBY EXPRESSLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Purchase Agreement COM0188-10 — Final Version	Page 20 of 27

20. TERMINATION
20.1 Should either Party fail to comply partially or completely with its obligations hereunder, the other Party shall be entitled to give notice of such failure and to require that such failure be remedied within the period specified in that notice, which period shall [*]. Should such failure not be remedied within the period so specified, then [*]. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY IN ANY CIRCUMSTANCE HEREUNDER FOR ANY CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF USE AND INCREASED COSTS) OR PUNITIVE DAMAGES OR INDIRECT OR INCIDENTAL DAMAGES WHICH MAY ARISE OUT OF, OR BE CONNECTED TO, ANY BREACH OR DEFAULT UNDER OF ANY TERM, CONDITION, COVENANT, WARRANTY, OR PROVISION OF THIS AGREEMENT, AND WHICH EITHER PARTY WOULD OTHERWISE BE ENTITLED TO UNDER ANY APPLICABLE LAW, INCLUDING BUT NOT LIMITED TO ANY CLAIMS SOUNDING IN CONTRACT, TORT, EQUITY OR STATUTE.
20.2 Buyer and Embraer shall have the right to terminate this Agreement in respect of the relevant Aircraft, upon the occurrence of [*], such rights to be exercisable by written notice from one Party to the other to such effect no earlier than [*]. Upon receipt of such notice of termination by Buyer or Embraer, as the case may be, Embraer shall: [*].

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Purchase Agreement COM0188-10 — Final Version	Page 21 of 27

20.3 If Buyer terminates this Agreement before the Actual Delivery Date of an Aircraft [*] or, if Embraer terminates this Agreement in relation to an Aircraft, pursuant to [*]. It is hereby agreed by the Parties that upon the receipt by Embraer of the amounts set forth above in full, no other indemnity shall be due by Buyer to Embraer and that such partially liquidated damages as referred to in (i) above are not a penalty and represent a genuine fair and reasonable estimate of Embraer’s likely damages.
20.4 If either Party terminate this Agreement in respect to an Aircraft pursuant to [*].
21. OPTION AIRCRAFT
Subject to the payment of the Option Aircraft initial deposit set forth in Article 21.1, Buyer shall have the option to purchase five (5) additional Option Aircraft, to be delivered in accordance with the following Option Aircraft contractual delivery dates (each an “Option Aircraft Contractual Delivery Date”):

Option	Option Aircraft
Aircraft	Contractual Delivery Date
01	[*]
02	[*]
03	[*]
04	[*]
05	[*]
The Option Aircraft will be supplied in accordance with the following terms and conditions:

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Purchase Agreement COM0188-10 — Final Version	Page 22 of 27

21.1 [*]
21.2 The unit basic price of each Option Aircraft shall be equal to the unit Aircraft Basic Price, provided that such Option Aircraft be delivered within the delivery period above mentioned and in the same configuration, specification and installations specified in Attachment “A” hereto, as it is written on the date of signature of this Agreement, determining each Option Aircraft basic price (the “Option Aircraft Basic Price”).
21.3 The Option Aircraft Basic Price shall be [*] purchase price (the “Option Aircraft Purchase Price”).
21.4 The payment of the Option Aircraft Purchase Price shall be made according to the following:
21.4.1 [*]
21.4.2 [*]
21.4.3 [*]
21.4.4 [*]
21.4.5 [*]
21.4.6 The balance of each Option Aircraft Purchase Price shall become due and payable upon acceptance of each relevant Option Aircraft by Buyer.
21.4.7 The provisions of Article 4.2 through 4.6 shall apply, mutatis-mutandis, to the payments to be made by Buyer towards the Option Aircraft.
21.5 The option to purchase the Option Aircraft shall be exercised in [*] (the “Option Group”) no later than [*] months prior to the first Business Day of the first Option Aircraft Contractual Delivery Date in each Option Group. Exercise of the option to purchase the Option Aircraft shall be accomplished by means of a written notice from Buyer to Embraer, return receipt requested, specifying the Option Aircraft in the Option Group in respect of which Buyer is exercising its option. Buyer may acquire some or all the Option Aircraft in such Option Group. Any Option Aircraft not exercised by Buyer as per the terms and conditions of this paragraph will be considered relinquished, no indemnity being due by either Party to the other [*].

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Purchase Agreement COM0188-10 — Final Version	Page 23 of 27

21.6 If the options are confirmed by Buyer as specified above, an amendment to this Agreement shall be executed by and between the Parties within thirty (30) Days following the Option Aircraft exercise date, setting forth the terms and conditions applicable to, if any, exclusively to the Option Aircraft.
21.7 [*]
22. INTENTIONALLY OMITTED
23. NOTICES
All notices permitted or required hereunder shall be in writing in the English language and sent, by registered mail or facsimile (or by email with a copy to follow by registered mail or facsimile), to the attention of the Vice President, Contracts (with copy to Senior Manager, Contracts Administration) as to Embraer and of the General Counsel and Director of Contracts as to Buyer, to the addresses indicated below or to such other address as either Party may, by written notice, designate to the other.
23.1 EMBRAER:
EMBRAER — Empresa Brasileira de Aeronáutica S.A.
Av. Brigadeiro Faria Lima, 2170
12.227-901 São José dos Campos — SP
Brazil
Telephone: (+55 12) 3927-1410
Facsimile: (+55 12) 3927-1257
E-mail: fbueno@embraer.com.br
23.2 BUYER:
Air Lease Corporation
2000 Avenue of the Stars, Suite 600N, Los Angeles, CA 90067
Telephone: (+1 310) 553.0555
Facsimile: (+1 310) 553.0999
E-mail: legalnotices@airleasecorp.com
24. CONFIDENTIALITY
Neither Party has the right to disclose the terms of this Agreement except as required by law. Each of Buyer and Embraer agrees not to disclose any portion of this Agreement or its Attachments, amendments or any other supplement, to any third party without the previous written consent of the other Party. Without limiting the foregoing, in the event either Party is legally required to disclose the terms of this Agreement, that Party shall notify the other Party reasonably in advance of such

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Purchase Agreement COM0188-10 — Final Version	Page 24 of 27

disclosure and exert its best efforts to coordinate with the other Party and to request and obtain confidential treatment of the Articles and conditions of this Agreement relevantly designated by the other Party as confidential.
Without limiting its obligations above in this Article 24, Buyer agrees that if it is required, in the opinion of its external U.S. securities counsel, to file publicly or otherwise disclose terms of this Agreement under applicable U.S. federal securities laws, it shall promptly (but in no case less than ten (10) calendar days prior to the proposed filing in question) notify Embraer so that Embraer has a reasonable opportunity to contest or limit the scope of such required disclosure, and Buyer shall request, and shall use its best efforts to obtain, confidential treatment for such sections of this Agreement as Embraer may so designate. Buyer further agrees that it shall not in any circumstances file publicly or otherwise disclose terms of this Agreement under applicable securities or other laws if it has not complied with its obligations pursuant to the previous sentence.
25. FOREIGN CONTENT
The Aircraft contain commodities, technology and software that were exported from the United States and other countries in accordance with their respective export control regulations. Diversion contrary to U.S. law and/or any other applicable law is prohibited.
Buyer agrees to comply with any export and re-export control laws of the United States and other countries applicable to the Aircraft, its parts, components, technology and software and, upon Embraer’s request, to execute and deliver to Embraer and to cause any of Buyer’s operators to execute and delivery to Embraer the relevant end-user certificates necessary for the export and transfer of the Aircraft to Buyer and any such operators. The Parties understand that Buyer intends to have Buyer’s Customers perform actual exports and imports of Aircraft for Buyer.
26. SEVERABILITY
If any provision or part of a provision of this Agreement or any of the Attachments shall be, or be found by any authority or court of competent jurisdiction to be, illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.
27. NON-WAIVER
Except as otherwise specifically provided to the contrary in this Agreement, any Party’s refrain from exercising any claim or remedy provided for herein shall not be deemed a waiver of such claim or remedy, and shall not relieve the other Party from the performance of such obligation at any subsequent time or from the performance of any of its other obligations hereunder.
28. INTEGRATED AGREEMENT
All Attachments referred to in this Agreement and/or attached hereto are, by such reference or attachment, incorporated in this Agreement.

Purchase Agreement COM0188-10 — Final Version	Page 25 of 27

29. NEGOTIATED AGREEMENT
Buyer and Embraer agree that this Agreement, including all of its Attachments, has been the subject of discussion and negotiation and is fully understood by the Parties, and that the rights, obligations and other mutual agreements of the Parties contained in this Agreement are the result of such complete discussion and negotiation between the Parties.
30. COUNTERPARTS
This Agreement may be signed by the parties hereto in any number of separate counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and all of which when taken together shall constitute one and the same instrument.
31. ENTIRE AGREEMENT
This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all previous and connected negotiations, representations and agreements between the Parties. This Agreement may not be altered, amended or supplemented except by a written instrument executed by the Parties.
INTENTIONALLY LEFT BLANK — SIGNATURE PAGE FOLLOWS

Purchase Agreement COM0188-10 — Final Version	Page 26 of 27

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers and to be effective as of the day and year first above written.

EMBRAER — EMPRESA BRASILEIRA		AIR LEASE CORPORATION
DE AERONÁUTICA S.A.

By:	/s/ Paulo Cesa de Souza e Silva	By:	/s/ John L. Plueger

Name:	Paulo Cesa de Souza e Silva	Name:	John L. Plueger
Title:	Executive Vice-President Airline Market	Title:	President & COO

By:	/s/ José Luis D’Avila Molina	By:	/s/ Steven Udvar-Házy

Name:	José Luis D’Avila Molina	Name:	Steven Udvar-Házy
Title:	Vice President, Contracts Airline Market	Title:	CEO

Date:	Oct. 05, 2010	Date:	Oct. 04, 2010
Place:	São José dos Campos – SP – BR	Place:	Los Angeles, CA – USA

Witnesses:

/s/ Alexandro Ayres Netto		/s/ Bianca Venturini de Oliveira Iramina

Name:	Alexandro Ayres Netto	Name:	Bianca Venturini de Oliveira Iramina
ID:		ID:

Purchase Agreement COM0188-10 — Final Version	Page 27 of 27

ATTACHMENT “A”
EMBRAER 190 AIRCRAFT CONFIGURATION
1.	STANDARD AIRCRAFT

The Aircraft EMBRAER 190 shall be manufactured according to (i) the standard configuration specified in the Technical Description TD 190 — Rev 13, December 2009, which although not attached hereto, is incorporated herein by reference, and (ii) the characteristics described in the items below.

2.	OPTIONAL EQUIPMENT:

The Aircraft will also be fitted with the following options selected by Buyer, as described in the Options Guide OG 170/190 Family — Rev 23, December 2009, which although not attached hereto, is incorporated herein by reference

[*]

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Attachment “A” to Purchase Agreement COM0188-10 — Final Version	Page 1 of 5

ATTACHMENT “A”
EMBRAER 190 AIRCRAFT CONFIGURATION
3.	FINISHING
The Aircraft will be delivered to Buyer as follows:
3.1	EXTERIOR FINISHING:

The fuselage of the Aircraft shall be painted according to Buyer’s or Buyer’s Customers ´ colour and paint scheme, which shall be supplied to Embraer by Buyer on or before [*] prior to each Aircraft Contractual Delivery Date. The wings and the horizontal stabilizer shall be supplied in the standard colours, i.e., grey BAC707.

Should Buyer not define the paint scheme [*] months prior to each Aircraft Delivery Date the Aircraft shall be painted in white.

3.2	INTERIOR FINISHING:

[*] Buyer shall select an already developed and certified configuration [*].

[*] Buyer shall inform Embraer during the CCL, to be held no later than [*].

[*] Buyer shall inform Embraer during the CCL, to be held no later than [*].

[*] Buyer shall inform Embraer during the CCL, to be held no later than [*].

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Attachment “A” to Purchase Agreement COM0188-10 — Final Version	Page 2 of 5

ATTACHMENT “A”
EMBRAER 190 AIRCRAFT CONFIGURATION
3.3	BUYER FURNISHED EQUIPMENT (BFE) AND BUYER INSTALLED EQUIPMENT (BIE):

Buyer may choose to have carpets, tapestries, seat covers and curtain fabrics supplied to Embraer for installation in the Aircraft as BFE. Materials shall conform to the required standards and comply with all applicable regulations and airworthiness requirements. Delays in the delivery of BFE equipment or quality restrictions that prevent the installation thereof in the time frame required by the Aircraft manufacturing process shall entitle Embraer to either delay the delivery of the Aircraft or present the Aircraft to Buyer without such BFE, in which case Buyer shall not be entitled to refuse acceptance of the Aircraft. All BFE equipment shall be delivered in DDP conditions (Incoterms 2000) to C&D Zodiac — 14 Centerpointe Drive, La Palma, CA 90623, USA, or to another place to be timely informed by Embraer.

The Aircraft galleys have space provisions for the following BIE items that, unless timely agreed by the Parties, are not supplied or installed by Embraer: Trolleys, ovens, coffee makers, hot jugs, water boilers and standard units.

[*] shall be acquired by Buyer and installed on the Aircraft by Buyer after delivery thereof.

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Attachment “A” to Purchase Agreement COM0188-10 — Final Version	Page 3 of 5

ATTACHMENT “A”
EMBRAER 190 AIRCRAFT CONFIGURATION
3.4	EMBRAER RIGHT TO PERFORM FOR BUYER:

If Buyer fails to make any choice or definition which Buyer is required to make regarding the exterior and interior finishing of any Aircraft or to inform Embraer thereof, Embraer shall have the right, but not the obligation, to tender the Aircraft for delivery (a) painted white and (b) fitted with an interior finishing selected by Embraer at its reasonable discretion.

The taking of any such action by Embraer pursuant to this Article shall not constitute a waiver or release of any obligation of Buyer under the Purchase Agreement, nor a waiver of any event of default which may arise out of Buyer’s non-performance of such obligation, nor an election or waiver by Embraer of any remedy or right available to Embraer under the Purchase Agreement.

No compensation to Buyer or reduction of the Aircraft Basic Price shall be due by virtue of the taking of any such actions by Embraer and Embraer shall be entitled to charge Buyer for the amount of the reasonable expenses incurred by Embraer in connection with the performance of or compliance with such agreement, as the case may be, payable by Buyer within ten (10) Days from the presentation of the respective invoice by Embraer to Buyer.
4.	REGISTRATION MARKS, TRANSPONDER AND ELT CODES:

The Aircraft shall be delivered to Buyer with the registration marks painted on them. The registration marks, the Mode S transponder code and ELT protocol coding shall be supplied to Embraer by Buyer no later than ninety (90) Days before each relevant Aircraft Contractual Delivery Date. Embraer shall be entitled to tender the Aircraft for delivery to Buyer without registration marks, with an uncoded Mode S transponder and uncoded ELT in case Buyer fails to supply such information to Embraer in due time.
5.	EXPORT CONTROL ITEMS

The Aircraft contains (i) an IESI (Integrated Electronic Standby Instrument System) manufactured by Thales Avionics with an embedded QRS-11 gyroscopic microchip used for emergency backup and flight safety information, and (ii) IRU (Inertial Reference Unit) manufactured by Honeywell International. The IESI and the IRU that are incorporated into this Aircraft are subject to export control under United States of America law. Transfer or re-export of such items (whether or not incorporated into the Aircraft), as well as their related technology and software may require prior authorization from the US Government.
IT IS HEREBY AGREED AND UNDERSTOOD BY THE PARTIES THAT IF THERE IS ANY CONFLICT BETWEEN THE TERMS OF THIS ATTACHMENT “A” AND THE

Attachment “A” to Purchase Agreement COM0188-10 — Final Version	Page 4 of 5

ATTACHMENT “A”
EMBRAER 190 AIRCRAFT CONFIGURATION
TERMS OF THE TECHNICAL DESCRIPTION ABOVE REFERRED, THE TERMS OF THIS ATTACHMENT “A” SHALL PREVAIL.

Attachment “A” to Purchase Agreement COM0188-10 — Final Version	Page 5 of 5

EXHIBIT 1 of ATTACHMENT “A”
EMBRAER 190 — [*]
[*]

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit 1 to Attachment “A” to Purchase Agreement COM0188-10 — Final Version	Page 1 of 1

EXHIBIT 2 of ATTACHMENT “A”
EMBRAER 190 — [*]
[*]

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit 2 to Attachment “A” to Purchase Agreement COM0188-10 — Final Version	Page 1 of 1

ATTACHMENT B
FERRY FLIGHT ASSISTANCE AND PRODUCT SUPPORT PACKAGE
1.	FERRY FLIGHT ASSISTANCE

1.1	Embraer will make available to Buyer’s Customer, at no additional charge, the services of a third party representative at the airport in which the Aircraft will make the last stop in Brazilian territory, to support Buyer’s Customer’s crew in the interface with Brazilian customs clearances. Such services do not include handling services as refueling, ground equipment and communications and Buyer’s Customer shall hire such services from a handling service company. Buyer’s Customer shall also be responsible for the flight documents (including but not limited to IFR templates & charts) and overflight permits required for the ferry flight.

If it is necessary that any ferry equipment be installed by Embraer in the Aircraft for the ferry flight between Brazil and final destination, Embraer will make available, upon Buyer’s Customer’s written request, a standard and serviceable ferry equipment kit to Buyer’s Customer (hereinafter the “Kit”) at no charge to Buyer’s Customer, except as set forth below. In this case, Buyer’s Customer shall immediately upon the Aircraft arrival at its final destination, remove the Kit from the Aircraft and return it to a freight forwarder agent as determined by Embraer, in FCA (Free Carrier — Incoterms 2000) condition.

In case Embraer provides the Kit to Buyer’s Customer and (i) the Kit is utilized, whether totally or not, such decision to be taken in Embraer’s reasonable discretion (except for communication equipment temporarily installed for the ferry flight), or (ii) the Kit is not returned to Embraer complete and in the same condition as it was delivered to Buyer’s Customer within sixty (60) Days after the respective Aircraft Actual Delivery Date, complete and in the same condition as it was delivered to Buyer’s Customer. In any such cases, Buyer’s Customer shall pay Embraer the value of a new Kit upon presentation of an invoice by Embraer and then the original Kit shall become the property of Buyer’s Customer. In addition, the availability of another Kit for the next occurring Aircraft ferry flight after such sixty (60) Day period shall not be an Embraer obligation.

2.	PRODUCT SUPPORT PACKAGE

2.1	MATERIAL SUPPORT

2.1.1.	SPARES POLICY

Embraer guarantees the supply of spare parts, ground support equipment and tooling, except engines and their accessories, hereinafter referred to as “Spare(s)”, for the Aircraft for a period of ten (10) years after production of the last aircraft of the same type. Such Spares shall be supplied according to the prevailing availability, sale conditions, delivery schedule and effective price on the date of acceptance by Embraer of a purchase order placed by Buyer or Buyer’s Customer for any of such items. The Spares may be supplied either by Embraer in Brazil or through its subsidiaries or distribution centers located abroad.

The sale and export of Spares to Buyer and Buyer’s Customer may be subject

Attachment “B” to Purchase Agreement COM0188-10 — Final Version	Page 1 of 10

ATTACHMENT B
FERRY FLIGHT ASSISTANCE AND PRODUCT SUPPORT PACKAGE
to export controls and other export documentation requirements of the United States and other countries. Buyer and Buyer’s Customer will agree that neither Embraer nor any of its subsidiaries, affiliates or Vendors shall be liable for failure to provide Spares and/or services, including without limitation the Services, under this Agreement or otherwise as a result of any ruling, decision, order, license, regulation, or policy of the competent authorities prohibiting the sale, export, re-export, transfer, or release of a Spare or its related technology. Buyer and Buyer’s Customer shall comply with any conditions and requirements imposed by the competent authorities and, upon Embraer’s request, shall execute and deliver to Embraer any relevant end-user certificates.

Export of (i) IESI (Integrated Electronic Standby Instrument System) manufactured by Thales Avionics with an embedded QRS-11 gyroscopic microchip used for emergency backup and flight safety information and (ii) IRU (Inertial Reference Unit) manufactured by Honeywell International are subject to export control under United States laws. Transfer or re-export of such items, as well as their related technology and software, may require prior authorization from the U.S. Government.

2.1.2.	RSPL

Upon Buyer’s or Buyer’s Customers’ request, Embraer shall present to Buyer or Buyer’s Customer a recommended Spare provisioning list (the “RSPL”). The objective of the RSPL is to provide Buyer’s Customers with a detailed list of Spares and respective quantities that will be necessary to support the initial operation and maintenance of the Aircraft by Buyer’s Customers. Such recommendation will be based on the experience of Embraer and on the operational parameters established by Buyer’s Customers.

Embraer will provide a qualified team to attend pre-provisioning conferences as necessary to discuss Buyer’s Customers’ requirements and the RSPL as well as any available spare parts support programs offered by Embraer. Such meeting shall be held at a mutually agreed upon place and time, but in no event less than [*].

Buyer’s Customers may acquire the items contained in the RSPL directly from Embraer or directly from Vendors. Items contained in the RSPL for which Buyer’s Customer places a purchase order with Embraer (the “IP Spares”), will be delivered by Embraer to Buyer’s Customer within [*] in FCA (Free Carrier — Incoterms 2000) condition, at the port of clearance indicated by Embraer.

In order to ensure the availability of IP Spares in accordance with the foregoing at the time of entry into service of the first Aircraft, Buyer will notify Buyer’s Customers that each of Buyer’s Customers needs to commit to place a purchase order with Embraer for those IP Spares for each of Buyer’s Customers has decided to acquire from Embraer, as soon as practical and in

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Attachment “B” to Purchase Agreement COM0188-10 — Final Version	Page 2 of 10

ATTACHMENT B
FERRY FLIGHT ASSISTANCE AND PRODUCT SUPPORT PACKAGE
any event not less than [*] prior to the Contractual Delivery Date of the first Aircraft. At the reasonable request of Embraer, each of Buyer’s Customers shall demonstrate that it has provided for the acquisition of those IP Spares that Buyer’s Customer has decided to acquire from sources other than Embraer, in order to complement the RSPL in a timely manner.

2.1.3.	OTHER SPARES SERVICES

Embraer will maintain a call center for the AOG services, twenty four (24) hours a day, seven (7) days a week. All the contacts with the call center can be made through regular direct lines in Brazil (phone and fax), e-mail and also through the FlyEmbraer e-commerce in case any of Buyer’s Customers subscribe to this service. The information concerning regular direct lines and e-mail address shall be obtained through the Customer Account Manager designated to Buyer or Buyer’s Customer by Embraer or through Embraer’s Customer Service offices. Embraer will, subject to availability, deliver parts pursuant to an AOG order from the location which is nearer to Buyer’s Customer premises, in FCA (Free Carrier — Incoterms 2000) condition, Embraer facility, in accordance with Buyer’s Customer’s shipping instructions.

Routine and/or Critical Spares: Embraer will deliver routine and/or critical Spares (other than AOG Spares) in FCA condition, Embraer facility, from the location were such spares are available. Routine and/or critical Spares shall be delivered according to their lead times, depending upon the purchase order priority. All spares will be delivered with the respective authorized release certificate or any similar document issued by a duly authorized person.

2.2	AIRCRAFT TECHNICAL PUBLICATIONS:

2.2.1.	EMBRAER PUBLICATIONS

Embraer shall supply, at no additional charge to Buyer, with the delivery of each Aircraft, [*] of the operational and maintenance publications applicable thereto, issued under the applicable specification and in the English language and in accordance with the breakdown presented in Exhibit 1 to this Attachment “B” (the “Technical Publications”). [*]

At no additional charge to Buyer, Embraer will also supply, with delivery of each Aircraft, one (1) hard-copy of the mandatory onboard operational manuals. The revision service for these publications, including mailing services and the software license for the CD-ROM, if applicable, shall be provided, at no additional charge for the period [*] and subsequently at the then prevailing Embraer list price. After such period, the mailing services shall also be borne by Buyer.

Buyer and Buyer’s Customers may also access on-line Technical Publications at the web-based FlyEmbraer portal, conditional to the execution of a license agreement. This service is available at no additional charge to Buyer while

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Attachment “B” to Purchase Agreement COM0188-10 — Final Version	Page 3 of 10

ATTACHMENT B
FERRY FLIGHT ASSISTANCE AND PRODUCT SUPPORT PACKAGE
Buyer or Buyer ´s Customer has a valid subscription of the Technical Publications with Embraer. The use of Technical Publications obtained from FlyEmbraer is subject to prior approval of the relevant airworthiness authorities.

2.2.2.	VENDOR PUBLICATIONS

One (1) copy of technical publications regarding parts, systems or equipment supplied by Vendors and installed by Embraer in the Aircraft during the manufacturing process, will be supplied to Buyer and Buyer’s Customer in connection with the delivery of each Aircraft directly by such Vendors, in their original content and available format/media. Vendors are also responsible for keeping publications updated through a direct communication system with Buyer’s Customer. Embraer shall use commercially reasonable efforts to cause Vendors to supply their respective technical publications in a prompt and timely manner. [*]

2.2.3.	PERFORMANCE SOFTWARE

Embraer shall [*] in connection with delivery of the [*] the following software running on Microsoft Windows operational system:
[*].
The license of either software allows its installation and use by Buyer and Buyer’s Customer in [*], provided however that Buyer and Buyer’s Customer shall acknowledge that such software are the property of Embraer and guarantee to Embraer that it will not modify, sell, transfer or in any other way convey to any third party without the prior written consent of Embraer.

The revision service for the software shall be provided at no additional charge to Buyer and Buyer’s Customer for a period [*]. After such period, revision service will be available at the then prevailing Embraer list prices.

2.2.4.	The Parties further understand and agree that in the event Buyer and/or Buyer’s Customer elects not to take all or any one of the Technical Publications above mentioned, or revisions thereof, no refund or other financial adjustment of the Aircraft Basic Price will be made.

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Attachment “B” to Purchase Agreement COM0188-10 — Final Version	Page 4 of 10

ATTACHMENT B
FERRY FLIGHT ASSISTANCE AND PRODUCT SUPPORT PACKAGE
2.3	SERVICES

At no additional charge to Buyer, except as set forth below, Embraer shall provide the Services described in this Article 2.3, in accordance with the terms and conditions below:
2.3.1	Familiarization Programs:
a.	The familiarization programs specified below are offered at no additional charge to Buyer or Buyer’s Customer, except for any travel and board & lodging expenses of Buyer or Buyer’s Customer’s trainees and except for any operational and incidental expenses related to training requirements (including but not limited to expenses related to training facilities approval and training program approval) of Buyer’s Customer, whether imposed by the Airworthiness Authority or other authority of Buyer’s Customer’s country having jurisdiction, and which differ from or are supplementary to the standard familiarization programs described herein.

b.	The familiarization programs shall, at Embraer’s criteria, be conducted by Embraer, Flight Safety International or other Embraer designated training provider, in accordance with the scope, syllabi and duration of the training program developed by Embraer, Flight Safety International or other Embraer-designated training provider. Such familiarization programs shall be in accordance with all applicable regulations and requirements of and approved by the Airworthiness Authority. Buyer’s Customer may choose to use the training programs “as is” or to develop its own training programs. In any case each of Buyer’s Customers shall be solely responsible for preparing and submitting its training programs to the Airworthiness Authority for approval.

c.	All familiarization programs shall be provided at the training centers of Embraer, Flight Safety International or other Embraer designated training provider at its respective training center or in such other location as Embraer, Flight Safety International or other Embraer designated training provider may reasonably indicate. Buyer’s Customers shall be responsible for all costs and expenses related to the training services (such as but not limited to instructor travel tickets, local transportation, lodging, per diem and non-productive days), in the event Buyer’s Customer requires that any training services be carried outside such indicated training facilities.

d.	Notwithstanding the eventual use of the term “training” in this paragraph 2.3.1, the intent of this program is solely to familiarize Buyer’s Customers’ pilots, mechanics, employees or representatives with the operation and maintenance of the Aircraft. It is not the intent of Embraer to provide basic training (“ab-initio”) to any representatives of Buyer’s Customers.

e.	Any trainee appointed by Buyer or Buyer’s Customer for participation in any of the familiarization programs shall be duly qualified per the

Attachment “B” to Purchase Agreement COM0188-10 — Final Version	Page 5 of 10

ATTACHMENT B
FERRY FLIGHT ASSISTANCE AND PRODUCT SUPPORT PACKAGE
governing body in the country of such Buyer’s Customer’s operation and fluent in the English language as all training will be conducted in, and all training material will be presented in, such language. Pilots and mechanics shall also have previous experience in the operation and maintenance, as applicable, of jet aircraft or, at a minimum, of twin-engine turboprop aircraft. Neither Embraer, Flight Safety International nor other Embraer designated training provider make any representation or give any guarantee regarding the successful completion of any training program by Buyer’s Customers’ trainees, for which Buyer’s Customers are solely responsible.

f.	The familiarization programs shall be carried [*].

g.	Training entitlements that [*].

h.	The familiarization programs referred to above covers:

h.1 One (1) pilot familiarization program for [*] per Aircraft including (i) ground familiarization as regards Aircraft systems, weight and balance, performance and normal/emergency procedures [*]. Simulator training includes the services of an instructor and will be carried out on a level D simulator. Buyer’s Customers shall be solely responsible for selecting experienced training pilots that are fluent in English and duly qualified in multi-engine aircraft operations, navigation and communication.

h.2 One (1) maintenance familiarization course for [*] qualified mechanics per Aircraft each entitled to [*]. This course shall consist of classroom familiarization with Aircraft systems and structures and shall be in accordance with ATA specification 104, level III.

h.3 One (1) flight attendant familiarization course for [*] of Buyer’s Customers’ representatives per Aircraft. This course shall consist of classroom familiarization (2 Days duration), including a general description of Aircraft safety procedures and flight attendant control panels.

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Attachment “B” to Purchase Agreement COM0188-10 — Final Version	Page 6 of 10

ATTACHMENT B
FERRY FLIGHT ASSISTANCE AND PRODUCT SUPPORT PACKAGE
i.	The presence of Buyer’s Customers’ authorized trainees shall be allowed exclusively in those areas related to the subject matter hereof and Buyer’s Customers will be responsible for holding harmless Embraer from and against all and any kind of liabilities in respect of such trainees to the extent permitted by law, on terms and conditions acceptable to Embraer in its reasonable discretion.
2.3.2	On site support
a.	Embraer shall provide [*] of one field support representative (“FSR”), at [*]. The FSR shall assist the technicians and mechanics of Buyer or Buyer’s Customer or Buyer’s Customer’s customers on the Aircraft maintenance [*] Buyer may allocate such FSR support among the Aircraft in such amounts as it reasonably determines. The following conditions shall apply:
▪	The support allowance provided [*] prior notice of the request to place a FSR on a location;

▪	Each FSR shall stay [*];

▪	Buyer’s rights to allocate such FSR support shall end [*].

▪	Embraer will assist Buyer and Buyer’s Customers in developing a customized product support package to meet individual operator needs at service entry. [*].
b.	At no charge to Embraer, Buyer’s Customers shall provide such FSR (hereinafter defined as “Embraer Rep”) with communication services (international telephone line, facsimile, internet service and photocopy equipment) as well as suitable secure and private office facilities and related equipment including desk, table, chairs and file cabinet, located at each of Buyer’s Customers’ main base of operation or other location as may be mutually agreed by the Parties. Buyer will ask Buyer’s Customers to (a) arrange all necessary work permits and airport security clearances required for Embraer Rep, to permit the accomplishment of the Services mentioned in this item 2.3.2, in due time; and (b) obtain all necessary custom clearances both to enter and depart from Buyer’s Customers’ country for Embraer’s Rep and their personal belongings and professional tools.

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Attachment “B” to Purchase Agreement COM0188-10 — Final Version	Page 7 of 10

ATTACHMENT B
FERRY FLIGHT ASSISTANCE AND PRODUCT SUPPORT PACKAGE
c.	During the stay of the Embraer Rep at Buyer’s Customers’ facilities, Buyer’s Customers shall permit access to the maintenance and operation facilities as well as to the data and files of each Buyer’s Customer’s Aircraft fleet.

d.	Embraer shall bear all expenses of the Embraer Rep, including without limitation transportation, board and lodging, while the Embraer Rep is rendering such on site support at each Buyer’s Customers’ main facility or other location as may be mutually agreed by the parties. Buyer’s Customers shall bear all expenses related to the transportation, board & lodging of the Embraer Rep in the event any Embraer Rep is required to render the Services provided for herein in any place other than [*] or other location as may be mutually agreed by the parties.

e.	The Embraer Rep shall not participate in test flights or flight demonstrations without the previous written authorization from Embraer.

f.	Buyer’s Customers shall include Embraer as additional insured in its Hull and Comprehensive Airline Liability insurance policies in accordance with the clauses contained in Exhibit “2” to this Attachment B. Buyer’s Customers shall supply Embraer with a copy of such endorsements to the insurance policies within forty eight (48) hours prior to the date of which the Services are to begin (and prior to each renewal of Buyer’s Customer Hull and Comprehensive Airline Liability insurance).

g.	The Parties further understand and agree that in the event Buyer elects not to take all or any portion of the on site support provided for herein, no refund or other financial adjustment of the Aircraft Basic Price will be made since such on site support is offered at no charge to Buyer. Any other additional on site support shall depend on mutual agreement between the Parties and shall be charged by Embraer accordingly.

h.	The presence of Embraer Rep shall be allowed exclusively in those areas related to the subject matter hereof and Embraer agrees to hold harmless Buyer and Buyer’s Customer from and against all and any kind of liabilities in respect of such Embraer Rep to the extent permitted and required by law.

i.	Embraer may, at its own cost and without previous notice to Buyer or Buyer’s Customer, substitute at its sole discretion the Embraer Reps rendering the Services with another Embraer Rep that is equally qualified, at any time during the period in which Services are being rendered.

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Attachment “B” to Purchase Agreement COM0188-10 — Final Version	Page 8 of 10

ATTACHMENT B
FERRY FLIGHT ASSISTANCE AND PRODUCT SUPPORT PACKAGE
j.	The rendering of the Services by Embraer’s Rep shall, at all times, be carried out in compliance with the applicable labor legislation of the country from where the company employing the Embraer Rep is located.

k.	During the rendering of the Services, while on the premises of Buyer’s Customers, Embraer Reps shall strictly follow the administrative routines and proceedings of Buyer’s Customers, which shall have been expressly and clearly informed to Embraer Reps upon their arrival at said premises.

l.	Embraer shall have the right to interrupt the rendering of the Services (i) should any situation occur which, at the sole discretion of Embraer, could represent a risk to the safety or health of Embraer Reps or (ii) upon the occurrence of any of the following events: strike, insurrection, labor disruptions or disputes, riots, or military conflicts. Upon the occurrence of such an interruption, Embraer shall resume the rendering of the Services for the remainder period immediately after having been informed by Buyer’s Customer, in writing, of the cessation thereof. No such interruption in the rendering of the Services shall give reason for the extension of the Services beyond the periods identified above.
2.3.3	Account Manager

Embraer shall assign non-dedicated Account Managers to support Buyer and Buyer’s Customers shortly after execution of the Purchase Agreement and to support the operations of all Aircraft in revenue service for passenger transportation. The Account Manager will be responsible for coordinating all product support related actions of Embraer aiming to assure a smooth Aircraft introduction into service and, thereafter, for concentrating and addressing all issues concerning the operation of the Aircraft by Buyer or Buyer’s Customers. A team composed of regional technical representatives, regional spare parts representatives and regional field engineers, as necessary and applicable, shall support the Account Manager.
As Buyer will be leasing the Aircraft to Buyer’s Customers, then to the extent that any of Buyer’s Customers will avail themselves of any of the Product Support Package, Buyer will have Buyer’s Customers agree in form and substance reasonably satisfactory to Embraer that, to the extent permitted by law, such Buyer ´s Customer will indemnify and hold harmless Embraer and Embraer’s officers, agents, employees and assignees from and against all liabilities, damages, losses, judgments, claims and suits, including costs and expenses incident thereto, which may be suffered by, accrued against, be charged to or recoverable from Embraer and/or Embraer’s officers, agents, employees and assignees by reason of loss or damage to property, including the Aircraft, or by reason of injury or death of any person resulting from or in any way connected with the performance of services by employees, representatives or agents of Embraer for or on behalf of Buyer’s Customer related to Aircraft delivered by Embraer to such Buyer’s Customer, including, but not limited to, the Services and any other services such as technical operations, maintenance, and training services and assistance performed while on the premises of Embraer or Buyer’s Customer, while in flight on the relevant Aircraft or while performing any such activities, at any place, in

Attachment “B” to Purchase Agreement COM0188-10 — Final Version	Page 9 of 10

ATTACHMENT B
FERRY FLIGHT ASSISTANCE AND PRODUCT SUPPORT PACKAGE
conjunction with the operations of such Aircraft (collectively referred to as “Indemnified Services”) but for those liabilities, damages, losses, judgments, claims and suits which are caused by the gross negligence or the willful misconduct of Embraer officers, employees or directors, in rendering the Indemnified Services. If Buyer fails to obtain such indemnity from any Buyer’s Customer, or if Buyer requests that Embraer perform services for Buyer, then Buyer shall be responsible to provide this indemnity to Embraer for the relevant Aircraft and relevant services
2.3.4	Technical and Engineering Support

Embraer shall provide remote technical and engineering support services, twenty-four (24) hours a Day and seven (7) Days a week, for airframe and systems. This service may be accessed by phone, fax and e-mail at the main facilities of Embraer and is designed to support daily operations of the Aircraft by Buyer’s Customers by assisting Buyer or Buyer’s Customers with the identification and investigation of the causes of in-services issues and during AOG situations, as required. This service is offered at no charge to Buyer and Buyer’s Customer within such scope and is available for as long as the Aircraft continues to operate in regular passenger revenue service.

Technical and engineering support is also available to assist Buyer and/or Buyer’s Customers in performing structural repairs on the Aircraft. Such assistance consists of the analysis of damage reports submitted by Buyer or Buyer’s Customers, preparation of instructions for repair in accordance with structural repair standard of Embraer. This support shall be provided [*] the then current rates for engineering services in accordance with Embraer price list.
2.4	[*]

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Attachment “B” to Purchase Agreement COM0188-10 — Final Version	Page 10 of 10

EXHIBIT 1 — LIST OF TECHNICAL PUBLICATIONS
The technical publications covering Aircraft operation and maintenance shall be delivered to Buyer or Buyers’s Customer in accordance with the following list:
SET OF PUBLICATIONS (HARD COPY OR CD-PDF FORMAT) — QUANTITY:

CDROM
OPERATIONAL SET (*)
1. Airplane Flight Manual (AFM)	1(**)
2. Weight & Balance Manual (WB)	1(**)
3. Airplane Operations Manual (AOM)	1(**)
4. Quick Reference Handbook (QRH)	1(**)
5. Dispatch Deviation Procedures Manual (DDPM)	1(**)
6. Standard Operating Procedures Manual (SOPM)	1(**)
7. Flight Attendant Manual (FAM)	1(**)
8. Operational Bulletins Set (OB)	1(**)

9. Master Minimum Equipment List(MMEL)(Non-FAA operators only)	1(**)
Note: In case of CD version, the full operational set above shall be recorded in a single CD disc named “Digital Operation Publications — DOP”.
MAINTENANCE SET
10. Aircraft Maintenance Manual — AMM Part I (SDS)	1(**)
11. Aircraft Maintenance Manual — AMM Part II (MPP)	1(**)
12. Aircraft Illustrated Parts Catalog (AIPC)	1(**)
13. Fault Isolation Manual (FIM)	1(**)
14. Maintenance Planning Document (MPD)	1(**)
15. Wiring Manual (WM)	1(**)
16. Service Bulletins Set (SB)	1(**)
17. Service Newsletters (SNL)	1(**)
18. Parts Information Letter (PIL)	1(**)
19. Structural Repair Manual — Part I (SRM)	1(**)
20. Structural Repair Manual — Part II (SRM)	1(**)
21. Corrosion Prevention Manual (CPM)	1(**)
22. System Schematic Manual (SSM)	1(**)
23. Instructions for Ground Fire Extinguishing and Rescue (IGFER)	1(**)
24. Airport Planning Manual (APM)	1(**)
25. Illustrated Tool and Equipment Manual (ITEM)	1(**)
26. Vendor Service Publications Set (if available; supplied directly by the Vendors)	1(**)
27. Embraer Component Maintenance Manual (CMM)	1(**)
28. Nondestructive Testing Manual (NDT)	1(**)
29. Maintenance Review Board Report (MRB)	1(**)
30. Maintenance Facility and Equipment Planning (MFEP)	1(**)
31. Aircraft Recovery Manual (ARM)	1(**)
32. Consumable Products Catalog (CPC)	1(**)
33. Standard Wiring Practices Manual (SWPM)	1(**)
34. Task Card System (TCS) (available only in CD-pdf)	1(**)
35. Standards Manual (SM) (available only in CD-pdf)	1(**)

Note:	(*)One extra hard copy of the Operational Publications will be supplied on board of each Aircraft.

(**) One extra copy of every CDROM shall be provided, upon request pursuant to Article 2.2.1

Exhibit 1 to Attachment B to Purchase Agreement COM0188-10 — Final Version	Page 1 of 1

EXHIBIT 2 — SPECIAL INSURANCE CLAUSES
Buyer’s Customer shall include the following clauses in its Hull and Comprehensive Airline Liability insurance policies:
a)	Hull All Risks Policy, including War, Hi-jacking and Other Perils.

“It is hereby understood and agreed that Insurers agree to waive rights of subrogation against Embraer — Empresa Brasileira de Aeronautica S.A. (Embraer) including any business entity owned by or subsidiaries to Embraer, and all partners, executive officers, employees and stock holders with regard to the insured Aircraft.

This endorsement shall not operate to prejudice Insurer’s rights of recourse against Embraer as manufacturer, where such right of recourse might exist because of egregious misconduct, including, reckless, willful or intentional misconduct of Embraer as manufacturer of the Aircraft and had this endorsement not been effected under this Policy.”

b)	Comprehensive Airline Liability Policy of not less than USD 500,000,000.00 (Five Hundred Million Dollars) each occurrence, each Aircraft and in the aggregate.

“It is hereby understood and agreed that Embraer — Empresa Brasileira de Aeronáutica S.A. (Embraer) including any business entity owned by or subsidiaries to Embraer, and all partners, executive officers, employees and stock holders, are added as an Additional Insured with respect to the services or Services to be provided pursuant to this Agreement or its Attachments.

This endorsement does not provide coverage for Embraer with respect to claims arising out of its legal liability as manufacturer and shall not operate to prejudice Insurer’s right of recourse against Embraer in the event of egregious misconduct, including, reckless, willful or intentional misconduct of Embraer in the performance of the services or Services to be provided pursuant to this Agreement or its Attachments.”

c)	Notwithstanding anything to the contrary as specified in the Policy or any endorsement thereof, the coverage stated in paragraphs a) and b) above, shall not be cancelled or modified by the Insurer, without 30 Days advance written notice to Embraer to such effect.
This Endorsement attaches to and forms part of Policy No. ______________, and is effective from the ____ day of ______, 200   .

Exhibit 2 to Attachment B to Purchase Agreement COM0188-10 — Final Version	Page 1 of 1

ATTACHMENT “C”
WARRANTY — MATERIAL AND WORKMANSHIP
1)	Embraer, subject to the conditions and limitations hereby expressed, warrants the EMBRAER 190 Aircraft subject of the Purchase Agreement, as follows:
a.	For a period of [*] from the date of delivery to Buyer, the aircraft will be free from:
•	Defects in materials, workmanship and manufacturing processes in relation to parts manufactured by Embraer or by its subcontractors holding an Embraer part number;

•	Defects inherent to the design of the Aircraft and its parts designed or manufactured by Embraer or by its subcontractors holding an Embraer part number.
b.	For a period of [*] from the date of delivery to Buyer, the Aircraft will be free from:
•	Defects in operation of parts manufactured by Vendors [*].

•	Defects due to non-conformity of Vendor Parts to the technical specification referred to in the Purchase Agreement.
Once the above mentioned periods have expired, Embraer will transfer to Buyer the original Warranty issued by the Vendors, if it still exists.
2)	The obligations of Embraer as expressed in this Warranty are limited to replacing or repairing defective parts, depending solely upon its own judgment. The defective parts shall be returned to Embraer or its representatives within a period of sixty (60) Days after the occurrence of the defect, at Buyer’s own expense (including but not limited to, freight, insurance, customs duties other than Embraer’s importation duties and subsequent exportation duties), adequately packed, provided that such components are actually defective and that the defect has occurred within the periods stipulated in this certificate. Should the defective part not be returned to Embraer within such sixty (60) Days period, Embraer may have the right, at its sole discretion, to deny the warranty claim.

NOTE:	Notification of any defect claimed under this item 2 must be given to Embraer within thirty (30) Days after such defect is found.

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Attachment “C” to Purchase Agreement COM0188-10 — Final Version	Page 1 of 3

ATTACHMENT “C”
WARRANTY — MATERIAL AND WORKMANSHIP
Embraer or its representatives shall return the part to Buyer in FCA (Free Carrier — Incoterms 2000) condition at the port of clearance indicated by Embraer or its representatives. Eventual no fault found fees, as well as the associated costs with the re-installation and adjustments are Buyer’s responsibility.
Parts supplied to Buyer as replacement for defective parts are warranted for the balance of the warranty period still available from the original warranty of the exchanged parts.

3)	Embraer will accept no warranty claims under any of the circumstances listed below:
a.	When the Aircraft has been used in an attempt to break records, or subjected to experimental flights, or in any other way not in conformity with the flight manual or the airworthiness certificate, or subjected to any manner of use in contravention of the applicable aerial navigation or other regulations and rules, issued or recommended by aviation authorities of whatever country in which the aircraft is operated, when accepted and recommended by I.C.A.O.;

b.	When the Aircraft or any of its parts have been altered or modified by Buyer, without prior approval from Embraer or from the manufacturer of the parts through a service bulletin;

c.	Whenever the Aircraft or any of its parts have been involved in an accident, or when parts either defective or not complying to manufacturer’s design or specification have been used;

d.	Whenever parts have had their identification marks, designation, tamper seal or serial number altered or removed;

e.	In the event of negligence, misuse or maintenance services done on the Aircraft, or any of its parts not in accordance with the respective maintenance manual;

f.	In cases of deterioration, breakage, damage or any other defect resulting from the use of inadequate packing methods when returning items to Embraer or its representatives.
4)	This Warranty does not apply to (a) Buyer-furnished equipment (BFE) or Buyer-installed equipment (BIE), (b) expendable items, whose service life or maintenance cycle is lower than the warranty period, and (c) materials or parts subjected to deterioration (including but not limited to gaskets, O-rings, carbon brake heat-stack, etc.).

5)	The Warranty hereby expressed is established between Embraer and Buyer, and it cannot be transferred, assigned or novated to any third party, except as provided otherwise pursuant to Article 14 (Assignment) of the Purchase Agreement.

Attachment “C” to Purchase Agreement COM0188-10 — Final Version	Page 2 of 3

ATTACHMENT “C”
WARRANTY — MATERIAL AND WORKMANSHIP
6)	TO THE EXTENT PERMITTED BY LAW, THE WARRANTIES, OBLIGATIONS AND LIABILITIES OF EMBRAER AND REMEDIES OF BUYER SET FORTH IN THIS WARRANTY CERTIFICATE ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF EMBRAER AND ANY ASSIGNEE OF EMBRAER AND ALL OTHER RIGHTS, CLAIMS AND REMEDIES OF BUYER AGAINST EMBRAER OR ANY ASSIGNEE OF EMBRAER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY NON-CONFORMANCE OR DEFECT OR FAILURE OR ANY OTHER REASON IN ANY AIRCRAFT OR OTHER THING DELIVERED UNDER THE PURCHASE AGREEMENT OF WHICH THIS IS AN ATTACHMENT, INCLUDING DATA, DOCUMENT, INFORMATION OR SERVICE, INCLUDING BUT NOT LIMITED TO:
a.	ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS;

b.	ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE;

c.	ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OR OTHER RELATED CAUSES OF EMBRAER OR ANY ASSIGNEE OF EMBRAER, WHETHER ACTIVE, PASSIVE OR IMPUTED; AND

d.	ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO ANY AIRCRAFT, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO ANY AIRCRAFT OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.
7)	No representative or employee of Embraer is authorized to establish any other warranty than the one hereby expressed, nor to assume any additional obligation, relative to the matter, in the name of Embraer and therefore any such statements eventually made by, or in the name of Embraer, shall be void and without effect.

Attachment “C” to Purchase Agreement COM0188-10 — Final Version	Page 3 of 3

ATTACHMENT “D”
[*]
[*]

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Attachment “D” to Purchase Agreement COM0188-10 — Final Version	Page 1 of 2

ATTACHMENT “D”
[*]
[*]

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Attachment “D” to Purchase Agreement COM0188-10 — Final Version	Page 2 of 2

LETTER AGREEMENT COM0189-10
INDEX

ARTICLE	PAGE
1. [*]	2
2. [*]	2
3. [*]	4
4. [*]	4
5. [*]	6
6. [*]	6
7. [*]	6
8. AIRCRAFT CHANGES	7
9. [*]	8
10. [*]	8
11. REINSTATEMENT OF THE PURCHASE AGREEMENT	8
12. COUNTERPARTS	9

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Letter Agreement COM0189-10 — Final Version	Page 1 of 9

LETTER AGREEMENT COM0189-10
This Letter Agreement COM0189-10 (the “Letter Agreement”) dated 5th October, 2010 is an agreement by and between
Embraer — Empresa Brasileira de Aeronáutica S.A. (“Embraer”) with its principal place of business at São José dos Campos, SP, Brazil and AIR LEASE CORPORATION (“Buyer”) with its principal place of business at 2000 Avenue of the Stars, Suite 600N, Los Angeles, CA 90067, collectively known as the “Parties”, and relates to Purchase Agreement COM0188-10 entered into by Embraer and Buyer on even date herewith (the “Purchase Agreement”).
This Letter Agreement constitutes an amendment and modification to the Purchase Agreement as it sets forth additional agreements of the Parties with respect to the matters set forth therein. All terms defined in the Purchase Agreement, except as otherwise required or expressly determined hereunder, shall have the same meaning when used here and in case of any conflict between this Letter Agreement and the Purchase Agreement, the provisions of this Letter Agreement shall prevail.
WHEREAS:
a)	Pursuant and subject to the terms and conditions of the Purchase Agreement, Buyer shall buy and EMBRAER shall sell fifteen (15) EMBRAER 190 LR Aircraft (the “Firm Aircraft”) and shall have the right to purchase up to five (5) Option EMBRAER 190 LR Aircraft (the “Option Aircraft”) (collectively, the “Aircraft”).

b)	Embraer and Buyer wish to set forth the additional agreements of the Parties with respect to certain matters related to the purchase of the above referenced Aircraft.
NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:
1.	[*]

2.	[*]

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Letter Agreement COM0189-10 — Final Version	Page 2 of 9

LETTER AGREEMENT COM0189-10
[*]

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Letter Agreement COM0189-10 — Final Version	Page 3 of 9

LETTER AGREEMENT COM0189-10
3.	[*]

4.	[*]

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Letter Agreement COM0189-10 — Final Version	Page 4 of 9

LETTER AGREEMENT COM0189-10
[*]

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Letter Agreement COM0189-10 — Final Version	Page 5 of 9

LETTER AGREEMENT COM0189-10
5.	[*]

6.	[*]

7.	[*]

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LETTER AGREEMENT COM0189-10
8.	AIRCRAFT CHANGES
The following are additional aircraft change options for Buyer that are not included in the Aircraft Basic Price:
(a) Customized [*]
As an alternative to the customized [*], Buyer shall have the option to have the Aircraft with the [*].
(b) Aircraft Version
Buyer shall have the option to convert any Aircraft from LR into AR version, provided that Embraer receives a written notification to such effect [*]
(c) Engine Versions Upgrade:
Buyer shall have the option to request an engine version upgrade, provided that Embraer receives a written notification to such effect [*]:
(d) Notification for the [*] Aircraft
Exclusively for the Aircraft [*].
(e) Effect of Changes
If a change is made as provided above, Embraer shall prepare a new Attachment A for the applicable Aircraft and it shall be incorporated in the Purchase Agreement by means of an amendment.

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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LETTER AGREEMENT COM0189-10
9.	[*]

10.	[*]

11.	REINSTATEMENT OF THE PURCHASE AGREEMENT

All other terms and conditions of the Purchase Agreement which have not been specifically amended or modified by this Letter Agreement shall remain valid and in full force and effect as and to the extent provided therein without any change as the result of this Letter Agreement.

*	Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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LETTER AGREEMENT COM0189-10
12.	COUNTERPARTS

This Letter Agreement may be signed by the parties hereto in any number of separate counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and all of which when taken together shall constitute one and the same instrument. This Letter Agreement may be signed by facsimile with originals to follow by an internationally recognized courier.
IN WITNESS WHEREOF, Embraer and Buyer, by their duly authorized officers, have entered into and executed this Letter Agreement to be effective as of the date first written above.

EMBRAER — EMPRESA BRASILEIRA		AIR LEASE CORPORATION
DE AERONÁUTICA S.A.

By:	/s/ Paulo Cesa de Souza e Silva	By:	/s/ John L. Plueger

Name:	Paulo Cesa de Souza e Silva	Name:	John L. Plueger
Title:	Executive Vice-President Airline Market	Title:	President & COO

By:	/s/ José Luis D’Avila Molina	By:	/s/ Steven Udvar-Házy

Name:	José Luis D’Avila Molina	Name:	Steven Udvar-Házy
Title:	Vice President, Contracts Airline Market	Title:	CEO

Date:	Oct. 05, 2010	Date:	Oct. 04, 2010
Place:	São José dos Campos – SP – BR	Place:	Los Angeles, CA – USA

Witnesses

By:	/s/ Alexandro Ayres Netto	By:	/s/ Bianca Venturini de Oliveira Iramina

Name:	Alexandro Ayres Netto	Name:	Bianca Venturini de Oliveira Iramina

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